UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Interface, Inc.
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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Interface

Notice of Annual Meeting of Shareholders

WHEN

May 13, 2019

11:00 a.m. Eastern Time

WHERE

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, Georgia 30309

ITEMS OF BUSINESS

1.	To elect nine members of the Board of Directors.

2.	To approve, on an advisory basis, executive compensation, often referred to as “say on pay”.

3.	To ratify the appointment of BDO USA, LLP as independent auditors for 2019.

4.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

RECORD DATE

The Board of Directors set March 8, 2019 as the record date for the meeting. This means that only shareholders of record at the close of business on March 8, 2019 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary

April 2, 2019

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

PROXY STATEMENT SUMMARY

The Board of Directors ("Board") of Interface, Inc. (the "Company," "we," "us," "our" or "Interface") is furnishing this Proxy Statement and soliciting proxies in connection with the proposals to be voted on at the Interface, Inc. 2019 Annual Meeting of Shareholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

2019 Annual Meeting Information
Date	Monday, May 13, 2019
Time	11:00 a.m. Eastern Time
Location	Interface, Inc. 1280 West Peachtree Street NW Atlanta, Georgia 30309
Record Date	Friday, March 8, 2019
Stock Symbol	TILE
Stock Exchange	NASDAQ
Corporate Website	www.interface.com

Voting Items and Vote Recommendation

Item	Board Recommendation	Reasons for Recommendation	More Information
1. To elect nine members of the Board of Directors.	FOR

The Board and the Nominating & Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.

Page 15
2. To approve, on an advisory basis, executive compensation, often referred to as a “say on pay”.	FOR	Our executive compensation program incorporates several compensation governance best practices and reflects our commitment to align pay with performance.	Page 25
3. To ratify the appointment of BDO USA, LLP as independent auditors for 2019.	FOR	Based on its assessment, the Audit Committee believes that the re-appointment of BDO USA, LLP is in the best interests of Interface and our shareholders.	Page 52

Vote in Advance of the Meeting			Vote in Person

Internet	Telephone	Mail
Using the Internet and voting at the website listed on the proxy card and the Notice.	Using the toll-free phone number listed on the proxy card and the Notice.	Signing, dating and mailing a proxy card.	See page 54 for details on attending the Annual Meeting in person.

Our Company

Who We Are

We are a worldwide leader in design, production and sales of commercial flooring such as carpet tile, luxury vinyl tile, and rubber tiles and sheet products. Our flooring systems help customers create beautiful interior spaces while positively impacting those who use them and our planet. We are committed to sustainability and minimizing our impact on the environment while enhancing shareholder value. This commitment is exemplified by Mission Zero®, which represents our mission to eliminate any negative impact our companies may have on the environment by the year 2020. Our mission also includes a bold new effort called Climate Take Back™, in which we seek to lead industry in designing and making products in ways that will maintain a climate fit for life.

Our Global Sales and Manufacturing Platform

● Sales in 100+ countries ● 1,100+ sales and marketing professionals ● Global account management	● Seven manufacturing locations on four continents ● Global supply chain management ● Unique blend of efficiency and custom capabilities

Our Growth and Value Creation Strategy

Interface's vision is to become the world's most valuable interior products & services company

Grow the Core Carpet Tile Business	Build a Resilient Flooring Business	Execute Supply Chain Productivity	Optimize SG&A Resources

Lead a World-Changing Sustainability Movement Centered Around Mission Zero and Climate Take Back.

mission Ø® | CLIMATE TAKE BACK™

Our Performance

We made significant progress in 2018 toward our ambition to become the world’s most valuable interior products and services company. In addition to the financial highlights shown below, the Compensation Discussion and Analysis section of this Proxy Statement contains important measures of our 2018 financial progress.

NET SALES ($ in millions)	ORGANIC SALES (NON-GAAP)* ($ in millions)

GROSS PROFIT, ADJUSTED GROSS PROFIT and ADJUSTED GROSS MARGIN (NON-GAAP)* ($ in millions and % of Net Sales)	OPERATING INCOME, ADJUSTED OPERATING INCOME and ADJUSTED OPERATING MARGIN (NON-GAAP)* ($ in millions and % of Net Sales)

*Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.

Our Capital Structure

We believe we have a strong capital structure and the financial resources to deliver on our strategic initiatives.

YEAR END TOTAL DEBT ($ in millions)	YEAR END NET DEBT (NON-GAAP)* ($ in millions)

NET INCOME and ADJUSTED EBITDA (NON-GAAP)* ($ in millions)	YEAR END NET DEBT / ADJUSTED EBITDA (NON-GAAP)*

*See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Our Corporate Responsibilities – Environmental, Social and Governance

Our Sustainability Mission

We are a purpose-driven company that is galvanized around a common sustainability mission. In 1994, we commenced a sustainability strategy within our business that we now call Mission Zero, in which we seek to eliminate any negative impact our Company may have on the environment by the year 2020. In 2016, we went even further by announcing our intent to go from doing no harm to having a positive impact through Climate Take Back, summarized in the graphic below. With this broader initiative, we seek to lead industry in designing and making products in ways that will maintain a climate fit for life. We also have called upon and influenced others to do the same, bringing a voice of aspiration and optimism to global warming. As part of Climate Take Back, in 2018 we launched an industry first: every product that we sell globally is carbon neutral across the entire product lifecycle, a program we call Carbon Neutral Floors™.

Measuring Our Progress

Our sustainability mission is made more focused by measuring our progress. In the 25 years that we have been on our sustainability journey, we have made meaningful progress in eliminating our Company’s negative impact on the environment. Our EcoMetrics™ measurement system is designed to quantify the “metabolism” of our operations. In other words, measuring how much we take, in terms of materials and energy, how much we make, in terms of product, and how much we waste, in terms of wastes and emissions. Some of our sustainability highlights are described below. Additional detailed information and measurements of our progress on sustainability can be found on our corporate website, www.interface.com.

Our Governance Highlights

Our Board of Directors is committed to maintaining strong corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build trust in the Company. The Corporate Governance section of this Proxy Statement describes several aspects of our governance framework, which includes the following highlights.

✔	Annual Election of All Directors	✔	Annual Shareholder Engagement Efforts
✔	Resignation Policy for Directors who Fail to Receive Majority Vote	✔	Stock Ownership Guidelines for Executives and Directors
✔	8 of 10 Current Directors Independent	✔	Prohibition on Pledging and Hedging Company Stock
✔	All Key Committees Comprised Solely of Independent Directors	✔	Code of Business Conduct and Ethics Applicable to Employees and Directors
✔	Executive Sessions of Independent Directors Held Regularly	✔	Annual CEO and Management Succession Planning
✔	Risk Oversight by Full Board and Committees	✔	Annual Board of Directors Self-Assessment
✔	Separate Chairman, CEO and Lead Independent Director	✔	Annual “Say on Pay” Advisory Vote
✔	Diversity of Experience, Skills and Gender Among Directors	✔	No Poison Pill

Summary of Item 1 - Election of Directors

In this proposal, shareholders are asked to vote "FOR" each of the following nine nominees.

Nominee Name	Director Since	Independent?	Audit Committee	Compensation Committee	Nominating & Governance Committee
John P. Burke	2013	Yes			✔
Andrew B. Cogan	2013	Yes		Chair
Jay D. Gould	2016	No
Daniel T. Hendrix	1996	No
Christopher G. Kennedy	2000	Yes			Chair
Catherine M. Kilbane	2018	Yes	✔
K. David Kohler	2006	Yes			✔
James B. Miller, Jr.	2000	Yes	✔
Sheryl D. Palmer	2015	Yes	Chair	✔

Summary of Item 2 - Advisory Vote to Approve Executive Compensation

We provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission ("SEC"). The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this Proxy Statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We recommend that our shareholders vote "FOR" approval of our executive compensation as described in this Proxy Statement.

Our executive compensation program is generally designed to:

Provide competitive compensation packages that will attract and retain superior talent	Motivate our executive officers to achieve desired Company performance and to appropriately reward that performance	Align the interests of our executive officers with long-term interests of our shareholders, primarily through equity awards

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation program.

We Do:		We Do Not:

✔	Provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.	X	Provide supplemental retirement benefits to our executive officers.

✔	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company’s common stock.	X

Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✔	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	X	Provide tax gross-ups for our named executives.

✔	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	X	Provide excessive perquisites to executives.

✔	Prohibit our associates through our Insider Trading Policy from engaging in hedging transactions in our stock.	X	Have a shareholder rights plan (i.e., poison pill).

✔	Utilize “double trigger” change-in-control provisions in our equity award agreements for awards made beginning in January 2017.	X	Pay dividends on unvested performance-based equity awards.

The following sets forth the primary objectives addressed by each component of our executive compensation program:

Competitive base salary	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonuses based on achievement of established goals	Aligns individual interests with overall short term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Aligns individual interests with the long-term investment interests of shareholders, and assists with retention of highly-qualified executives

For more information regarding our compensation, please see our Compensation Discussion and Analysis beginning on page 26.

Summary of Item 3 - Ratify Appointment of BDO USA, LLP as Independent Auditors

BDO USA, LLP, an independent registered public accounting firm, served as our auditors for 2018. Our Audit Committee has selected BDO USA, LLP to audit our financial statements for 2019. Although it is not required to do so, the Board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of our shareholders regarding such selection. Below is summary information about BDO USA, LLP's fees for services during 2018 and 2017:

	2018	2017
Audit Fees	$2,291,000	$1,659,000
Audit-Related Fees	25,000	22,000
Tax Fees	70,000	59,000
All Other Fees	--	--
Total	$2,386,000	$1,740,000

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, with the exact number of directors being established by action of the Board taken from time to time. Commencing as of the 2019 Annual Meeting, the Board of Directors has set the number of directors at nine. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election, and each nominee has consented to being named herein and to serve or continue serving as a director if elected or re-elected.

Certain information relating to each nominee proposed by the Board is set forth below. Directors are required to submit an offer of resignation upon experiencing a job change.

Nominees

Experience: Since 1997, Mr. Burke has been Chief Executive Officer of Trek Bicycle Corporation, one of the world’s largest manufacturers of bicycles, and a company with a mission to help the world use the bicycle as a simple solution to complex problems. He served as chairman of President George W. Bush’s President’s Council on Physical Fitness & Sports, and is a founding board member of the Bikes Belong Coalition. Mr. Burke also serves on the board of Trek Bicycle Corporation.

John P. Burke

Qualifications and skills: Executive level business experience at a manufacturing company that is focused primarily on sales in the consumer channel and with an emphasis on sustainability and innovation.

Age: 57 Director since 2013 Chief Executive Officer, Trek Bicycle Corporation

Experience: Since 2001, Mr. Cogan has been the Chief Executive Officer of Knoll, Inc., a leading designer and manufacturer of branded office furniture products and textiles recognized for innovation and modern design. He previously served as Chief Operating Officer of Knoll and held several positions in Knoll’s design and marketing group worldwide, including Executive Vice President - Marketing and Product Development and Senior Vice President. Mr. Cogan is a director of Knoll and cabinet manufacturer American Woodmark Corporation, as well as one non-profit organization.

Andrew B. Cogan	Qualifications and skills: Executive level experience at an international manufacturing company in the commercial interiors industry, and an extensive background in design and marketing.
Age: 56 Director since 2013 Chairman and Chief Executive Officer, Knoll, Inc.

Experience: Mr. Gould joined the Company as Executive Vice President and Chief Operating Officer in 2015, was promoted to President and Chief Operating Officer in 2016, and was promoted to Chief Executive Officer in 2017. From 2012 to 2015, Mr. Gould was the Chief Executive Officer of American Standard Brands, a kitchen and bath products company. Prior to American Standard, Mr. Gould held senior executive roles at Newell Rubbermaid Inc., a global marketer of consumer and commercial products, serving as President of its Home & Family business group (2008-2012) and President of its Parenting Essentials business group (2006-2008). He previously held executive level positions at The Campbell Soup Company (2002-2006) and The Coca-Cola Company (1995-2002).

Jay D. Gould

Qualifications and skills: A broad range of executive level experience at international companies with distribution into both the commercial and consumer channels, with particular expertise in sales, marketing, brand management, strategy and operations.

Age: 59 Director since 2016 Chief Executive Officer, Interface, Inc.

Experience: Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996, and was elected Chairman of the Board in October 2011. In 2017, Mr. Hendrix retired from the role of Chief Executive Officer, but continues to serve as non-executive Chairman. Mr. Hendrix has served as a director of cabinet maker American Woodmark Corporation since May 2005, and serves as a director of one private company.

Daniel T. Hendrix

Qualifications and skills:  Knowledge extending to virtually all aspects of the Company’s business, with a particular emphasis on strategic planning and financial matters, giving him a unique understanding of our strategies and operations. Tenure provides consistent leadership to the Board and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Age: 64 Director since 1996 Non-Executive Chairman, Interface, Inc.

Experience: Mr. Kennedy is the Chairman of real estate development company Joseph P. Kennedy Enterprises, Inc., and a Managing Member of real estate development company Wolf Point Management LLC. He was the President of Merchandise Mart Properties, Inc., a subsidiary of publicly-traded Vornado Realty Trust based in Chicago, Illinois (of which he was an executive officer) from 2000 to 2012. He has served on the board of trustees of Ariel Mutual Funds since 1994, and has served on the board of directors of Knoll, Inc. since November 2014. Mr. Kennedy also serves on the boards of two non-profit organizations, one charitable foundation, and three private companies, and is active in several educational and civic organizations. From 2009 to 2015, Mr. Kennedy served on the board of trustees of the University of Illinois.

Christopher G. Kennedy

Qualifications and skills: Broad understanding of the fundamentals of our business, having managed more than 10 million square feet of commercial real estate and developed thousands of multi-family residential units, and currently oversees, on behalf of the Kennedy family, the billion-dollar Wolf Point real estate development in Chicago. Insight into our industry sector in his former role as the chief executive of one of the leading tradeshow producers in North America gave him responsibility for industry events that are critical to the go-to-market strategy for the Company. His contacts with leading architectural and design firms as well as the commercial real estate sector require engagement in submarkets that are important to our operations.

Age: 55 Director since 2000 Lead Independent Director Chairman, Joseph P. Kennedy Enterprises, Inc.

Experience: Ms. Kilbane retired in 2017 as Senior Vice President of The Sherwin-Williams Company, a Fortune 500 global leader in paints and coatings. She joined Sherwin-Williams in 2013 as Senior Vice President, General Counsel and Secretary. Prior to that, Ms. Kilbane was Senior Vice President and General Counsel from 2003 to 2012 at American Greetings Corporation, one of the world’s largest manufacturers of social expression products. From 1987 to 2003, she was a partner in the general business group at Baker & Hostetler LLP in Cleveland, Ohio. Ms. Kilbane is a director of The Andersons, Inc., a Fortune 500 diversified agribusiness company in the grain, ethanol, plant nutrient, and rail sectors, and The Davey Tree Expert Company, a provider of residential and commercial tree care services. She is a member of the board of trustees of the Cleveland Clinic Foundation and a past member of the board of trustees for University Hospitals Health System and United Way of Greater Cleveland.

Catherine M. Kilbane

Qualifications and skills: Over thirty years of experience in corporate law, extensive experience in mergers and acquisitions, including large, multinational transactions, a solid understanding of ensuring shareholder value through her fourteen years of experience with two publicly traded companies and board member experience with for-profit and non-profit organizations.

Age: 55 Director since 2018 Retired Senior Vice President and General Counsel, The Sherwin- Williams Company.

Experience: Since 2015, Mr. Kohler has served as the President and Chief Executive Officer for Kohler Co., a manufacturer of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. His previous positions at Kohler include President and Chief Operating Officer (2009-2015), Executive Vice President (2007-2009) and Group President of the Kitchen and Bath Group (1999-2007). He has served as a member of the board of Kohler Co. since 1999, and also is a director of ceramic tile and natural stone manufacturer and distributor Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler also serves as a director of the non-profit corporation Green Bay Packers, Inc.

K. David Kohler

Qualifications and skills: Extensive business experience from his service in executive positions at a manufacturing company with international operations and distribution into both commercial and consumer channels.

Age: 52 Director since 2006 President and Chief Executive Officer, Kohler Co.

Experience:  Since 1979, Mr. Miller has served as Chairman and Chief Executive Officer of Fidelity Southern Corporation, the holding company for Fidelity Bank. He also has served in various capacities at Fidelity Southern Corporation’s affiliated companies, including as Chief Executive Officer of Fidelity Bank (1977-1997, and 2003-2017), Chairman of Fidelity Bank (1998-present), and Chairman of LionMark Insurance Company (since 2004). Prior to his banking experience, Mr. Miller practiced law. Mr. Miller has served on the board of supply chain management and enterprise software solutions provider American Software, Inc. since 2002, and currently serves on the boards of three private companies and five non-profit organizations.

James B. Miller, Jr.	Qualifications and skills: Extensive executive level experience at a publicly traded company, particularly in the areas of banking, capital markets, corporate finance and accounting.
Age: 78 Director since 2000 Chairman and Chief Executive Officer, Fidelity Southern Corporation

Experience: Since 2007, Ms. Palmer has served as President, Chief Executive Officer and a director, and since 2017 has served as Chairman, of Taylor Morrison Home Corporation, a publicly traded leading North American home builder and developer, after previously serving as Executive Vice President for the West Region of Morrison Homes. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation.

Sheryl D. Palmer

Qualifications and skills: Extensive executive level experience in the residential building industry, including leadership in the areas of sales and marketing, building development, strategy and operations management.

Age: 57 Director since 2015 Chairman, President and Chief Executive Officer, Taylor Morrison Home Corporation

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. As noted below, however, in an uncontested election, any nominee who does not receive a majority affirmative vote must submit a resignation (which may be conditional) to the Board or its Chair. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are John P. Burke, Andrew B. Cogan, Jay D. Gould, Daniel T. Hendrix, Christopher G. Kennedy, Catherine M. Kilbane, K. David Kohler, Erin A. Matts, James B. Miller, Jr., and Sheryl D. Palmer. As a result of its review, the Board has determined that all of the current directors, with the exceptions of Daniel T. Hendrix and Jay D. Gould (who are employees), are independent.

CORPORATE GOVERNANCE

Board Leadership Structure

We currently have a Lead Independent Director, and a separate Chairman and Chief Executive Officer. Mr. Kennedy serves as Lead Independent Director, Mr. Hendrix serves as Chairman, and Mr. Gould serves as Chief Executive Officer. Because each of our Chairman and Chief Executive Officer is an employee of the Company and therefore not considered “independent” under applicable standards, the Board has appointed Mr. Kennedy to serve as Lead Independent Director. The Board considers it to be useful and appropriate at the current time to have an independent director serve in a lead capacity to promote corporate governance, coordinate the activities of the other independent directors, and perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Independent Director are as follows:

●	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
●	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.
●	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors, the Chairman and the Chief Executive Officer.
●

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules. Provides the Chairman and Chief Executive Officer with input as to meeting agenda items, advises the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

●	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.
●	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

Meetings and Committees of the Board

The Board of Directors held seven meetings during 2018. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The independent directors meet in regularly scheduled executive sessions without Messrs. Hendrix or Gould or other members of management present. In 2018, the independent directors met four times in executive session.

The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The following table lists the current members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee

Daniel T. Hendrix (Chair)	Sheryl D. Palmer (Chair)	Andrew B. Cogan (Chair)	Christopher G. Kennedy (Chair)
James B. Miller, Jr.	Catherine M. Kilbane	Sheryl D. Palmer	John P. Burke
	James B. Miller, Jr.	Erin A. Matts	K. David Kohler

Executive Committee. The Executive Committee did not meet during 2018. Except for duties reserved to the other Board committees and for certain other exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met four times during 2018. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management (including internal financial management) and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, and that each of Ms. Palmer and Mr. Miller is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Compensation Committee. The Compensation Committee met four times during 2018. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a Compensation Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee. The Nominating & Governance Committee met one time in 2018. The Nominating & Governance Committee assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board. The Nominating & Governance Committee also assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters, and it also recommends committee assignments for Board members. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules of the Nasdaq Stock Market. The Nominating & Governance Committee operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Nominations for Board Service

In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board, Company management, and occasionally outside search firms, regarding persons to be considered as possible nominees. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 1280 West Peachtree Street NW, Atlanta, GA 30309. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors, management and outside search firms.

Shareholder Outreach Programs

During 2018, we conducted two separate shareholder outreach programs – one during proxy season in May, and one outside of proxy season in November. For each program, we requested conference calls with our top 30 shareholders, representing approximately 70% of outstanding shares. In both programs we held conference calls with each shareholder that accepted our request, representing 9% of shares for the May program, and 7% of shares for the November program. During the outreach programs, which were led by the Company’s non-executive Chairman Dan Hendrix, we discussed with shareholders various proxy and Company related issues and other areas of shareholder interest – such as the Company’s corporate governance practices, executive compensation philosophy and practices, and environmental and social sustainability initiatives. Following the outreach programs, our shareholders’ feedback was shared with Company management and the Compensation Committee of the Board of Directors.

Majority Vote Resignation Policy for Director Elections

Pursuant to governing law and documents, including the Company’s Bylaws as noted above, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, on February 22, 2017, the Board of Directors adopted a resignation policy applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for directors. (The adoption of this policy does not alter the applicable legal standards.) The policy requires that a nominee who does not receive a majority affirmative vote in an uncontested election promptly will tender, to the Board or its Chair, their resignation from the Board and committees on which the director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those voted "withhold", with broker and other non-votes not being considered “votes cast.” You have been provided with options to vote “for” or “withhold” from each Director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority affirmative vote” for purposes of the resignation policy.

The Nominating & Governance Committee of the Board will consider any resignation conditioned upon Board acceptance, including any information provided by the Director, and within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Nominating & Governance Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new director or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Nominating & Governance Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Nominating & Governance Committee and the Board may consider those factors it deems relevant to its recommendation, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignations, except in certain cases where multiple directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Risk Management

The Board receives quarterly reports on elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described above. For example, the Audit Committee recently has been given oversight responsibility for enterprise risk management, and is currently implementing a new framework for management’s identification, monitoring and mitigation of the risks that pose the greatest threats to the Company. The Audit Committee also assists in overseeing the specific risks that relate to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available to shareholders without charge upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. The information contained on our website is not included as part of, or incorporated by reference into, this Proxy Statement.

Code of Business Conduct & Ethics

The Board has adopted a Code of Business Conduct & Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial and Accounting Officers. The Code is publicly available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available without charge to any person upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. We intend to disclose amendments to, or waivers from, provisions of the Code that apply to any director or principal executive, financial or accounting officers on our website at www.interface.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Principal Shareholders and Management Stock Ownership

The following table sets forth, as of March 1, 2019 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director, (iii) the Company’s Chief Executive Officer, Chief Financial Officer, and next three most highly compensated executive officers during 2018 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Due to the nature of the awards, performance shares awarded to the Company’s executive officers are not included in beneficial ownership of Common Stock. Unless otherwise noted, the business address for each beneficial owner is the Company’s corporate headquarters located at 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	Common Stock	8,947,472(2)(3)	14.9%

FMR LLC and Abigail P. Johnson 245 Summer Street Boston, Massachusetts 02210	Common Stock	2,788,403(2)(4)	4.7%

Frontier Capital Management Co., LLC 99 Summer Street Boston, Massachusetts 02110	Common Stock	3,667,500(2)(5)	6.1%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	6,075,030(2)(6)	10.1%

John P. Burke	Common Stock	26,998(7)	*

Andrew B. Cogan	Common Stock	28,998(8)	*

Robert A. Coombs	Common Stock	127,857(9)	*

Jay D. Gould	Common Stock	317,425(10)	*

Bruce A. Hausmann	Common Stock	87,091(11)	*

Daniel T. Hendrix	Common Stock	141,260(12)	*

Christopher G. Kennedy	Common Stock	87,721(13)	*

Catherine M. Kilbane	Common Stock	7,515(14)	*

K. David Kohler	Common Stock	52,998(15)	*

Erin A. Matts	Common Stock	13,212(16)	*

James B. Miller, Jr.	Common Stock	66,998(17)	*

Matthew J. Miller	Common Stock	75,268(18)	*

Sheryl D. Palmer	Common Stock	17,948(19)	*

J. Chadwick Scales	Common Stock	29,024(20)	*

Nigel Stansfield	Common Stock	52,877(21)	*

All executive officers and directors (15 persons)	Common Stock	1,097,221(22)	1.8%

__________

*     Less than 1%.

(1)

Percent of class is based on 60,008,463 shares outstanding on March 1, 2019 and is calculated assuming that the beneficial owner or group of beneficial owners has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days of March 1, 2019, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in statements as of December 31, 2018 provided to the Company and filed with the Securities and Exchange Commission by such beneficial owners.

(3)

According to BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares, and no one person’s interests in such shares exceeds 5% of the total outstanding shares of Common Stock. It states that it has sole voting power with respect to 8,720,741 of such shares, and sole dispositive power with respect to all of such shares.

(4)	FMR LLC is a parent holding company, and Ms. Johnson is director, Chairman and Chief Executive Officer. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. They state that none of them has the sole power to vote or direct the voting of the shares, which power resides with Boards of Trustees of the various Fidelity funds.

(5)

Frontier Capital Management Co., LLC is an investment advisor, and states that it has sole voting power with respect to 2,010,723 of such shares and sole dispositive power with respect to all of such shares.

(6)

The Vanguard Group, Inc. is an investment advisor, and states that it has sole voting power with respect to 114,716 of such shares, shared voting power with respect to 17,400 of such shares, sole dispositive power with respect to 5,948,214 of such shares, and shared dispositive power with respect to 126,816 of such shares.

(7)	Includes 7,257 restricted shares.

(8)	Includes 7,257 restricted shares.

(9)	Mr. Coombs retired from the Company on January 13, 2019.

(10)	Includes 118,338 restricted shares.

(11)	Includes 54,521 restricted shares.

(12)	Includes 4,670 shares held indirectly through the Company’s 401(k) plan, and 35,072 shares held indirectly by family trusts.

(13)

Includes 7,257 restricted shares. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(14)	Includes 6,608 restricted shares.

(15)	Includes 7,257 restricted shares.

(16)	Includes 7,257 restricted shares.

(17)	Includes 7,257 restricted shares.

(18)	Includes 34,864 restricted shares.

(19)	Includes 7,257 restricted shares.

(20)	Beneficial ownership information is based on the last Form 4 filed by Mr. Scales on February 23, 2018, and included 21,921 restricted shares.

(21)	Includes 25,766 restricted shares.

(22)	Includes 330,803 restricted shares.

APPROVAL oF Executive Compensation

(ITEM 2)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. At the 2017 annual meeting of shareholders, the Company’s shareholders voted, on an advisory basis, to hold a say on pay vote every year. The Board of Directors subsequently determined that the Company will hold say on pay votes every year until the next required advisory vote on the frequency of say on pay votes occurs or until the Board of Directors otherwise determines that a different frequency for say on pay votes is in the best interests of the shareholders.

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2018 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, and the related compensation tables, notes, and narrative in this Proxy Statement.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the compensation of the Named Executive Officers is approved on an advisory basis if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for the Company’s Named Executive Officers. For 2018, these individuals were:

Name	Title
Jay D. Gould	President and Chief Executive Officer. Mr. Gould previously served as the Company's President and Chief Operating Officer until his appointment as Chief Executive Officer on March 3, 2017
Bruce A. Hausmann	Vice President and Chief Financial Officer, who joined the Company April 10, 2017
Matthew J. Miller	Vice President (Division President – Americas)
Robert A. Coombs	Senior Vice President (Division President – Asia-Pacific), who retired on January 13, 2019, after more than 25 years of service with the Company
J. Chadwick Scales	Chief Marketing, Innovation and Design Officer, who separated from the Company effective October 5, 2018
Nigel Stansfield	Vice President (Division President – Europe, the Middle East and Africa (EMEA)), whose Division President role was expanded to also include Asia-Pacific in January 2019

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly-qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

Establishing strong links between the Company’s performance and total compensation earned – i.e., “pay for performance”	Providing incentives for executives to achieve specific performance objectives	Promoting and facilitating management stock ownership, and thereby motivating management to think and act as owners

Emphasizing the Company’s mid and long-term performance, thus enhancing shareholder value	Offering market competitive total compensation opportunities to attract and retain talented executives

Program Design and Administration

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

Program Component	Behavioral Focus	Ultimate Benefit to Company

Competitive base salary	Rewards individual competencies, performance and level of experience	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonuses based on achievement of established goals	Rewards operational results of specific business units and Company as a whole	Aligns individual interests with overall short term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Rewards engagement, longevity, sustained performance and actions designed to enhance overall shareholder value	Aligns individual interests with the long-term investment interests of shareholders, and assists with retention of highly-qualified executives

Other elements such as special incentives, retirement benefits and elective deferred compensation	Rewards targeted operational results, engagement and longevity, and sustained performance

Focuses enhanced efforts on a particular key objective, aligns individual interests with the long-term investment interests of shareholders, assists with the attraction and retention of highly-qualified executives, and promotes management stability

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. For 2018, those elements were mostly performance-based, as shown below (and based on target level achievement):

Compensation Decision-Making

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Company is currently benchmarking its executive compensation against a new peer group. In the Company’s outreach programs, shareholders emphasized the importance of benchmarking the Company's compensation practices against its peer group. Following completion of the shareholder outreach program in November 2017, the Committee directly engaged Pearl Meyer & Partners, a nationally recognized, independent compensation consultant, to provide input on compensation matters. Specifically, the core activities of the engagement included, among other things:

●	Revising and updating the Company's peer group;
●	Assessing the competitiveness of the executive compensation structure versus market values for comparable positions based on survey data and proxy disclosed peer data;
●	Testing the alignment of actual executive pay and the Company's performance, relative to peers;
●	Developing recommendations for managing executive pay; and
●	Preparing reports summarizing all findings and recommendations.

In 2018, the Committee reviewed a report from Pearl Meyer on the first phase of the engagement which involved reviewing and updating the Company's peer group. In the analysis of possible peer group companies, the Committee considered various factors including the potential peer's industry, business model, size and complexity. The Committee reviewed five alternative groups proposed by Pearl Meyer, and ultimately chose a new peer group that provides a robust sample size with minimal revenue dispersion and includes companies with a significant international presence that are also focused on sustainability. The new peer group selected by the Committee is comprised of:

Acuity Brands, Inc.	Albany International Corp.
Apogee Enterprises, Inc.	Armstrong Flooring, Inc.
Armstrong World Industries, Inc.	Caesarstone Ltd.
FLIR Systems, Inc.	Gentherm Incorporated
H. B. Fuller Company	Harsco Corporation
Herman Miller, Inc.	HNI Corporation
Kimball International, Inc.	Knoll, Inc.
Masonite International Corporation	Materion Corporation
P. H. Glatfelter Company	Steelcase Inc.
Unifi, Inc.	Welbilt, Inc.

With this new peer group selected, Pearl Meyer and the Compensation Committee have been proceeding with the next phase of the engagement to benchmark the Company's compensation practices against the new peer group. The Committee received Pearl Meyer's benchmark study in July 2018, in preparation for establishing the Company's compensation programs for 2019. The work of Pearl Meyer to date has not raised any conflict of interest.

The Committee also seeks compensation input from the Company’s Chairman, Chief Executive Officer, Chief Human Resources Officer, and General Counsel. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Compensation Risk Assessment

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Our Performance

As described above in the Proxy Statement Summary, the Company achieved strong performance in 2018 compared with the prior year. Highlights appear below. The non-GAAP financial measures of adjusted operating income and adjusted EPS were utilized as 2018 performance criteria for our annual bonus plan and long-term equity incentives, respectively, as discussed further below.

Net sales increased 18%	Non-GAAP organic sales increased 7%	Adjusted gross margin remained strong at 38.7%

Adjusted operating income increased 13% to $134 million	$30 million returned to shareholders through dividends and stock repurchases	Adjusted EPS grew 26% to a record $1.49

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by independent third party advisors while also considering internal equalization policies of the Company. Some of the companies considered from time to time are included in the list of companies comprising the “self-determined peer group” index used by our independent compensation consultant and used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2018.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, and general economic conditions and rates of inflation.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. The changes in base salaries for the Named Executive Officers, and the rationale for those changes, is set forth below.

Name	2017 Base Salary	2018 Base Salary	% Change	Rationale
Jay Gould	$900,000	$927,000	3%	Merit
Bruce Hausmann	$420,000	$432,600	3%	Merit
Matt Miller	$412,000	$424,360	3%	Merit
Rob Coombs	AUS$498,505	AUS$513,460	3%	Merit
Chad Scales*	$350,000	$360,500	3%	Merit
Nigel Stansfield**	£221,510	£228,155	3%	Merit

*   Mr. Scales separated from the Company, effective October 5, 2018.

** On May 1, 2018, a cash supplement payment that historically had been paid to Mr. Stansfield in lieu of UK pension plan participation was rolled into his base salary, thus bringing his annual base salary to £269,455.

Please see the “Summary Compensation Table” included in this Proxy Statement for the salaries paid to the Named Executive Officers in 2018.

Annual Bonuses

The Committee administers the shareholder-approved Executive Bonus Plan, which provides bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance. In determining the appropriate bonus opportunities, the Committee seeks to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives at the market 50th percentile for comparable companies, provided that the performance objectives are substantially achieved.

For 2018, each executive officer of the Company was assigned a bonus potential, and a personalized set of annual financial objectives. Mr. Gould’s bonus potential was 150% of base salary. The bonus potential for Messrs. Hausmann, Miller, Coombs and Stansfield was 90% of base salary, and the bonus potential for Mr. Scales was 60% of base salary. Actual awards could range from 0% to 150% of the bonus potential, depending on the degree to which the established financial objectives were achieved, and were paid on an annual basis approximately 60 days following the end of the year.

In 2018, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. For Messrs. Gould, Hausmann and Scales, these objectives consisted of operating income and cash flow, and the relative weights assigned to these financial objectives were 75% and 25%, respectively. For Messrs. Miller, Coombs and Stansfield (who managed the Company’s Americas, Asia-Pacific and EMEA divisions, respectively), the objectives and relative weights assigned were divisional operating income (50%), consolidated operating income (25%) and divisional cash flow (25%).

For each financial objective, the Committee establishes a threshold amount, a goal amount, and a maximum amount. The threshold amount must be achieved in order for any bonus amount to be earned with respect to that objective (and no bonus is payable whatsoever if the threshold amount for operating income is not exceeded). A pro rata bonus amount is earned based upon (i) the degree to which the threshold amount (resulting in a “cut in” payout equal to 25% of the bonus potential for that criterion) is exceeded, up to the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion), or (ii) the degree to which the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion) is exceeded, up to the maximum amount (resulting in a payout equal to 150% of the bonus potential for that criterion). The approach to goal setting involves a process of reviewing, among other things, our prior year’s financial performance, our annual operating plan, and our short-term and long-term strategic objectives. We also take into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. With respect to cash flow in particular, the Committee sets the targets, in its discretion, taking into account anticipated growth initiatives, capital expenditures, research and development costs, debt maturities, and other cash uses that the Committee deems relevant. Consideration of these factors may result in a cash flow target that is above or below the previous year's cash flow target. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, the goal amount is achievable with strong management performance, and the maximum amount would encourage and reward outstanding performance.

For example, the Company’s 2018 annual thresholds, goals and maximums (based upon the legacy Interface business, without the acquired nora business) that were applicable for Messrs. Gould, Hausmann and Scales, adjusted as discussed below, were as follows:

Criteria	Threshold	Goal	Maximum
Adjusted Operating Income	$100,000,000	$125,000,000	$135,000,000
Cash Flow	$32,000,000	$45,000,000	$58,000,000

For 2018, adjusted operating income (see Appendix A) excluded: (1) restructuring and asset impairment charges; (2) effects from the enactment of the federal Tax Cuts and Jobs Act in December 2017; and (3) the effects of purchase accounting and transaction related expenses in connection with the Company’s acquisition of nora systems. For compensation purposes, the Committee also excluded the operating results of the acquired nora business, certain other nonrecurring expenses, in addition to acquisition-related expenses. As so calculated, the Company’s 2018 adjusted operating income grew to approximately $123.7 million, thus exceeding the established threshold amount, and the Company’s cash flow exceeded the established maximum amount.

Strong operating income and cash flow also were achieved during 2018 in the Company’s Americas division (managed by Mr. Miller) and EMEA division (managed by Mr. Stansfield). Strong operating income also was achieved during 2018 in the Company’s Asia-Pacific division (managed during 2018 by Mr. Coombs), although it did not surpass the threshold amount for cash flow and thus no bonus was earned for that criterion. Based on the Company’s performance, overall 2018 bonus achievement was approximately 110% of bonus opportunity for Messrs. Gould and Hausmann, 91% of bonus opportunity for Mr. Miller, 60% of bonus opportunity for Mr. Coombs, and 114% of bonus opportunity for Mr. Stansfield. (Mr. Scales’ employment with the Company ended in October 2018 and, pursuant to his governing employment letter, his bonus upon separation was based on an average of the bonuses paid for the prior two fiscal years.) Please see the “Summary Compensation Table” included in this Proxy Statement for the bonus amounts paid to the Named Executive Officers for 2018.

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock, performance shares and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new Omnibus Stock Plan awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date. Additionally, restricted stock and performance share awards generally vest, in whole or in part, over a period of multiple years (three years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award. Moreover, awards of restricted stock and performance shares may vest earlier if specific performance criteria designed to drive shareholder value are met. All equity awards (whether restricted stock, performance shares or otherwise) will have a minimum vesting period or minimum performance period of at least one year.

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award. The Committee may, in its discretion, also establish performance criteria for these awards, and the restricted shares may vest earlier if such performance criteria are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Performance Shares

Performance shares are awards reflected in a bookkeeping entry that records the equivalent of one share of Common Stock that may subsequently be earned and payable (and issued) to the participant if specified performance criteria established by the Committee are satisfied. Awards of performance shares may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Grants of performance shares may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of performance shares, we have accrued dividend equivalents that are paid only if and when the underlying performance shares vest. Awards of performance shares generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

The Committee has not granted stock options to any executive officer in the past three years.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights, deferred shares and performance units. The Committee has not granted any of these other types of awards to any executive officer.

2016 Omnibus Stock Plan Awards

For 2016, the Committee divided the executives’ equity awards (for those who were employed by the Company at that time) into three equal subparts.

The first subpart of each 2016 award was granted as time-based restricted stock, and the shares would vest 100% on the third anniversary of the grant date (in January 2019), if the executive remained employed with the Company until that date. The executive also had the right to receive any cash dividends paid on this time-based restricted stock, throughout the three-year term.

The second subpart of the 2016 award was granted as performance shares. The first one-third of this subpart was eligible to vest based on the Company’s earnings per share (“EPS”) in 2016, the second one-third of this subpart was eligible to vest based on the Company’s EPS in 2017, and all shares (to the extent not previously vested) were eligible to vest based on the Company’s EPS in 2018. The amount of performance shares that vested was determined pro rata based upon (i) the degree to which an applicable EPS threshold level was achieved (at which point 25% of the performance shares would vest) or exceeded up to an applicable EPS target level (at which point 100% of the performance shares would vest), or (ii) the degree to which the applicable EPS target level was exceeded up to an applicable EPS maximum level (at which point two times the nominal performance shares would vest). There was no “time vesting” opportunity for this subpart. The Company does not pay dividends on unvested performance shares. Rather, “dividend equivalents” accrue on these awards of performance shares and are paid only if and when the related performance shares vest.

The third subpart of the 2016 award also was granted as performance shares, with an opportunity for the award to vest based on the Company’s cumulative adjusted operating income during the three-year performance period of 2016-2018. The pro rata vesting structure and dividend equivalent provisions were essentially the same as those described for the second subpart above.

The threshold, goal and maximum achievement levels for this award required approximately 6%, 12% and 18% compound growth, respectively, each year, which yielded the following targets for the portion of this award that was eligible to vest based on 2018 EPS:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.29	$1.52	$1.77

For 2018, adjusted EPS (see Appendix A) excluded: (1) restructuring and asset impairment charges; (2) effects from the enactment of the federal Tax Cuts and Jobs Act in December 2017; and (3) the effects of purchase accounting and transaction related expenses in connection with the Company’s acquisition of nora systems. For compensation purposes, the Compensation Committee also excluded certain other nonrecurring expenses, in addition to acquisition-related expenses. As so calculated, the Company’s 2018 adjusted EPS grew to $1.40, thus exceeding the established threshold amount.

Based on this performance, the Named Executive Officers vested in approximately 61% of the portion of this award that was based on 2018 EPS growth.

For the portion of this award that was eligible to vest based on the Company’s cumulative adjusted operating income during the three-year performance period of 2016-2018, the threshold, goal and maximum achievement levels were as follows:

Criteria	Threshold	Goal	Maximum
Adjusted Cumulative Operating Income	$338,000,000	$422,000,000	$456,000,000

The Company’s adjusted cumulative operating income was calculated for compensation purposes in the same manner as adjusted EPS. As so calculated, for the three-year performance period of 2016-2018, cumulative adjusted operating income grew to approximately $345,545,000, thus exceeding the established threshold amount.

Based on this performance, the Named Executive Officers vested in approximately 32% of the portion of this award that was based on 2016-2018 cumulative operating income.

2017 Omnibus Stock Plan Awards

The 2017 equity awards were structured in a manner similar to the 2016 awards. One-third of the 2017 awards were granted as time-based restricted stock with the same vesting and dividend provisions described above. The other two-thirds were granted in a single award of performance shares with two separate, independent vesting criteria. In 2017, the Compensation Committee eliminated the use of operating income as a performance measure in the Company's long-term equity incentive awards. Thus, we now use the following performance metrics, none of which are duplicative: (i) for annual bonus plan metrics: operating income and cash flow, and (ii) for equity incentive plan metrics: EPS and Total Shareholder Return (“TSR"). For the 2017 equity awards, the first vesting criterion is the Company’s EPS during the years 2017 to 2019, structured in the same way described above with respect to the 2016 awards. The second vesting criterion is based on the Company’s TSR compared with its peer group during the three-year performance period of 2017 to 2019 with the following vesting opportunities (less any shares vested under the EPS criteria described above):

TSR Percentile 2017-2019	Amount Vests (% of Nominal Award)
Less than 50th	0%
50th to 75th	Pro rata 50% to 100%
Greater than 75th	100%

The 2017 awards also include a “double trigger” change-in-control vesting provision whereas the 2016 and earlier awards included “single trigger” change-in-control vesting provisions. In other words, the 2017 awards would not vest based solely on the occurrence of a change in control alone; rather, there must be “second trigger” of either (i) an involuntary separation from service or (ii) a separation from service for “Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company).

The threshold, goal and maximum achievement levels for this award required approximately 6%, 12% and 18% compound growth, respectively, each year, which yielded the following targets for the portion of this award that was eligible to vest based on 2018 EPS:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.16	$1.29	$1.43

The Company’s 2018 EPS performance for the 2017 equity awards was calculated for compensation purposes in the same manner as for the 2016 equity awards, thus exceeding the established goal amount. Based on this performance, the Named Executive Officers vested in approximately 179% of the portion of this award that was based on 2018 EPS growth.

2018 Omnibus Stock Plan Awards

The 2018 equity awards were structured in a manner similar to the 2017 and 2016 awards. One-third of the 2018 awards were granted as time-based restricted stock with the same vesting and dividend provisions described above. The other two-thirds were granted in a single award of performance shares with two separate, independent vesting criteria. The first vesting criterion is the Company’s EPS during the years 2018 to 2020, structured in the same way described above with respect to the 2017 and 2016 awards. The second vesting criterion is based on the Company’s TSR compared with its peer group during the three-year performance period of 2018 to 2020, structured in the same way described above with respect to the 2017 awards. The 2018 awards also include a “double trigger” change-in-control vesting provision in the same way as the 2017 awards.

The threshold, goal and maximum achievement levels for this award required approximately 6%, 12% and 18% compound growth, respectively, each year, which yielded the following targets for the portion of this award that was eligible to vest based on 2018 EPS:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.24	$1.31	$1.38

The Company’s 2018 EPS performance for the 2018 equity awards was calculated for compensation purposes in the same manner as for the 2016 and 2017 equity awards, thus exceeding the established maximum amount. Based on this performance, the Named Executive Officers vested in approximately 200% of the portion of this award that was based on 2018 EPS growth.

As demonstrated above, the Committee believes the structure of the performance-based equity awards is appropriately designed to pay for performance, and that the structure strikes a proper balance among motivating management, rewarding strong management performance, and accounting for the regular cyclicality of our industry that is outside of management’s control.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals. They are as follows:

●	401(k) Plan and Other Defined Contribution Plans	●	Limited Perquisites

●	Elective Deferred Compensation Program	●	Special Incentives

●	Severance Agreements

401(k) Plan and Other Defined Contribution Plans

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Mr. Coombs participates in a defined contribution plan in Australia called a “superannuation plan”. Pursuant to this plan, the Company contributed $58,517.01 to Mr. Coombs’s account in 2018.

Elective Deferred Compensation Program

The Company also maintains the Interface, Inc. Nonqualified Savings Plan II (the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. The compensation level required to participate in the Nonqualified Plan was $120,000 in total annual compensation, and the Company had 112 participants in the plan (including both current and former employees) at the end of 2018. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company matches 50% of the first 6% of the employee’s eligible salary and bonus (and sales commissions, if applicable) that was deferred, less any potential Company matching amounts under the 401(k) Plan.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2018.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. As determined by their respective trustees, the investment objectives of the Pension Plans are to maximize the return on the investments without exceeding the limits of prudent pension fund investment and to ensure that the assets ultimately will be sufficient to exceed minimum funding requirements. The goal is to optimize the long-term return on plan assets at a moderate level of risk, by balancing higher-returning assets, such as equity securities, with less volatile assets, such as fixed income securities. The assets are managed by professional investment firms and performance is evaluated periodically against specific benchmarks. The Pension Plans’ net assets did not include any shares of the Company’s own stock at the end of fiscal year 2018. None of our Named Executive Officers are participants in these plans.

Employment and Severance Agreements

The Company has employment agreements in effect with each of Messrs. Gould and Stansfield, and had an employment agreement in effect with Mr. Coombs until his retirement in January 2019. These agreements generally provide for certain benefits (salary, bonus, medical benefits, etc.) in the event of a termination of employment without “cause” (as may be defined in the agreements), as well as certain benefits upon his resignation or a termination due to death or disability. These agreements also contain provisions placing restrictions on the individual’s ability to compete with the Company, or solicit its customers or employees, for a specified period of time following termination of employment. For Messrs. Gould and Coombs, these agreements also provide for certain benefits in the event of a termination of employment in connection with a “Change in Control” (as defined in the agreements) of the Company.

The Company also has a Severance Protection and Change in Control Agreement with Mr. Miller that provides for certain severance benefits if Mr. Miller's employment is terminated involuntarily without cause or in connection with a change in control. The agreement also contains provisions placing restrictions on Mr. Miller's ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

Mr. Hausmann does not have an employment agreement, nor did Mr. Scales prior to his separation from the Company in October 2018. In the event of a termination, each is (or, for Mr. Scales, was) entitled to receive only those benefits outlined in (i) their respective employment offer letters, (ii) the Company’s policies (including, without limitation, severance and benefits) applicable to similarly situated employees in the U.S., and (iii) the terms of his individual equity award agreements in effect at the time.

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and change in control agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to certain of the Company’s executive officers, including the Named Executive Officers, the Company provides a limited set of perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2018 included the following:

●	Company-provided automobile/allowance	●	Long-term care and life insurance

●	Company-provided telephone

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Special Incentive Programs

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) are met. No special incentive programs have been used in the past several years.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. In 2016, the Committee increased the stock ownership and retention guidelines, so that executives are now expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling three times base salary in the case of the Chief Executive Officer and two times base salary in the case of the other executive officers (based on salaries and the stock price at the time the new guidelines were adopted). The expectation is for executives to reach this ownership level by March 2020 (or within four years of joining the Company). As of the end of 2018, Messrs. Gould and Coombs had met this new target, while Messrs. Hausmann (who joined the Company in April 2017), Miller and Stansfield remained on track to meet the guideline. (Mr. Scales separated from the Company effective as of October 5, 2018. As a result, he is no longer subject to our stock ownership and retention guidelines.) To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling or the withholding of sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of equity awards and the exercise of stock options.

Directors also are subject to stock ownership requirements. Directors are required to hold 2,000 unrestricted shares. Any new director is required to accumulate these shares by the second anniversary of his or her election. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options. All current directors (with the exception of Ms. Kilbane, who joined the Board in July 2018) have met this stock ownership standard.

The Company has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company.

Compensation Deductibility

Prior to enactment of The U.S. Tax Cuts and Jobs Act (the “Tax Act”), an income tax deduction under U.S. federal law was generally available for annual compensation in excess of $1 million paid to certain “covered employees” of a public corporation if that compensation qualified as “performance-based” compensation under Section 162(m) of the U.S. tax code. Prior to the Act, “covered employees” included the chief executive officer and the next three highest paid executive officers (excluding the chief financial officer), determined as of the end of a taxable year.  Executive compensation under the Company’s Executive Bonus Plan, described above, met these requirements and qualified for an income tax deduction under U.S. federal law prior to the Tax Act.

The Tax Act eliminated the “performance-based” deduction beginning January 1, 2018, expanded the definition of “covered employees” to include the chief financial officer, and made “covered employee” status permanent for any executive who was a “covered employee” for any taxable year beginning after December 31, 2016. However, the Tax Act provided a transition rule with respect to remuneration which was paid pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. As a result of the Tax Act, the Company currently expects that any compensation amounts paid in excess of $1 million to any “covered employee” in respect of fiscal 2018 and beyond will no longer be deductible. The Company’s expectation is that this change will not have a material effect on its operating results or financial condition

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2019 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 30, 2018, filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
Andrew B. Cogan (Chair)
Erin A. Matts
Sheryl D. Palmer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION AND RELATED ITEMS

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

(a)	(b)	($) (c)	($) (d)(1)	($) (e)(2)	($) (f)	($) (g)(3)	($) (h)(4)	($) (i)(5)	($) (j)(6)

Jay D. Gould,	2018	927,000	--	2,549,234	--	1,522,876	--	102,556	5,101,666
President and	2017	882,564	--	2,195,604	--	1,586,100	--	83,890	4,748,159
CEO	2016	800,000	--	1,189,523	--	694,600	--	68,863	2,752,986

Bruce A. Hausmann,	2018	432,600	--	648,874	--	426,405	--	49,318	1,557,197
VP and CFO	2017	306,923	100,000	1,236,922	--	452,882	--	127,960	2,224,687
Matthew J. Miller	2018	424,360	--	699,991	--	347,443	--	45,241	1,517,035
Vice President	2017	412,000	--	603,056	--	432,724	--	38,485	1,486,264
(Division President)	2016	362,083	--	414,458	--	166,724	--	32,085	975,350
Robert A. Coombs	2018	385,095	--	590,740	--	208,618	--	105,036	1,289,489
Senior Vice President	2017	401,003	--	542,671	--	400,669	--	98,003	1,442,346
(Division President)*	2016	348,324	--	496,608	--	368,659	--	124,820	1,338,411
J. Chadwick Scales	2018(7)	278,463	--	414,575	--	0	--	156,293	849,331
VP and Chief	2017	350,000	--	570,272	--	251,601	--	35,591	1,207,464
Marketing, Innovation	2016	242,446	--	415,715	--	151,755	--	16,083	825,999
and Design Officer
Nigel Stansfield	2018	342,622	--	441,089	--	371,078	--	26,889	1,181,678
Vice President
(Division President)**

______

*

Mr. Coombs was paid in Australian dollars in 2018, 2017 and 2016 (and also a portion in Singapore Dollars in 2017). In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted (i) each payment in Australian dollars into U.S. dollars based on the exchange rate in effect as of the end of the year (AUS$1 to $0.75 for 2018, AUS$1 to $0.78 for 2017, and AUS$1 to $0.72 for 2016) and (ii) each payment in Singapore dollars into U.S. dollars based on the exchange rate in effect as of the end of the year (SGD$1 to $0.72 for 2017).

**

Mr. Stansfield was paid in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of the end of the year (£1 to $1.34 for 2018).

(1)

The Company paid no discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers. All cash bonus awards were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)

The amounts reported in the “Stock Awards” column are computed based upon the grant date fair values as of the respective grant dates. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2018, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for additional information about equity awards granted in 2018, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2018. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(4)	The Named Executive Officers do not participate in a Pension Plan, and the Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan.

(5)

The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan, Nonqualified Plan or superannuation plan (collectively, the “Company Retirement Plans”). The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2018.

Name	Automobile ($)	Telephone ($)	Long-Term Care and Life Insurance Premiums ($)	Other ($)	Dividends on Restricted Stock ($)	Company Contributions to Retirement Plans ($)

Jay D. Gould	15,405	2,657	2,760	9,950	25,304	46,480
Bruce A. Hausmann	11,964	2,161	1,212	0	11,588	22,393
Matthew J. Miller	12,000	2,136	1,366	0	7,399	22,341
Robert A. Coombs	37,500	1,877	0	0	7,141	58,517
J. Chadwick Scales	9,269	1,618	1,075	125,440	4,275	14,617
Nigel Stansfield	13,499	4,654	3,531	0	5,205	0

Automobile/Automobile Allowance. Each of the Named Executive Officers were provided with use of a company-provided automobile, or an automobile allowance, plus fuel and maintenance.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Long-Term Care and Life Insurance. The Company paid certain premiums associated with long-term care and life insurance policies.

Other. For Mr. Gould, the amount represents reimbursement of tax advisory and return preparation services. For Mr. Scales, the amount represents cash separation and vacation payouts received pursuant to his separation agreement with the Company.

Dividends on Restricted Stock. In 2018, the Company paid on all outstanding Common Stock of the Company (including time-based awards of restricted stock, but not on unvested performance shares) dividends of $0.065 per share in each quarter. The amounts in the “Dividends on Restricted Stock” column reflect dividends on the restricted shares of each Named Executive Officer in 2018.

Contributions to Retirement Plans. The Company makes matching contributions, on the same terms and using the same formulas as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

The amounts reflected below represent the contributions by the Company:

Name	Year	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)

Jay D. Gould	2018	8,250	38,230
	2017	8,100	39,665
	2016	7,950	25,500
Bruce A. Hausmann	2018	8,250	14,143
	2017	1,350	0
Matthew J. Miller	2018	8,250	14,091
	2017	8,100	9,704
	2016	7,950	6,129
J. Chadwick Scales	2018	6,938	7,679
	2017	8,100	7,313
	2016	868	0

As non-U.S. employees, Messrs. Coombs and Stansfield are ineligible to participate in the 401(k) Plan and the Nonqualified Plan. Mr. Coombs does participate in a defined contribution “superannuation” plan in Australia, where the company’s contribution to his plan account was $58,517 in 2018, $21,086 in 2017, and $17,993 in 2016.

(6)

In 2018, salary as a percentage of total compensation (excluding change in pension value) for each of Messrs. Gould, Hausmann, Miller, Coombs, Scales and Stansfield was 18%, 28%, 28%, 30%, 33% and 29%, respectively. In 2017, this percentage for each of Messrs. Gould, Hausmann, Miller, Coombs and Scales was 19%, 14%, 28%, 28% and 29%, respectively. In 2016, this percentage for each of Messrs. Gould, Miller, Coombs and Scales was 29%, 37%, 26% and 29%, respectively.

(7)	Mr. Scales separated from the Company, effective October 5, 2018. As a result, Mr. Scales’ 2018 salary reflects a partial year of service as VP and Chief Marketing, Innovation and Design Officer.

Grants of Plan-Based Awards in 2018

The following table provides information about awards granted to the Company’s Named Executive Officers in 2018, as well as potential future payments associated therewith.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)(2)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Jay D. Gould	1-16-18	347,625	1,390,500	2,085,750	16,532	66,128	132,256	1,699,490
	1-16-18	--	--	--	--	33,064	33,064	849,745
Bruce A. Hausmann	1-16-18	97,335	389,340	584,010	4,208	16,832	33,664	309,709
	1-16-18	--	--	--	--	8,416	8,416	154,854
Matthew J. Miller	1-16-18	95,481	381,924	572,886	4,540	18,158	36,316	466,661
	1-16-18	--	--	--	--	9,079	9,079	233,330
Robert A. Coombs*	1-16-18	86,646	346,585	519,878	3,831	15,324	30,648	393,827
	1-16-18	--	--	--	--	7,662	7,662	196,913
J. Chadwick Scales	1-16-18	54,075	216,300	324,450	2,689	10,754	21,508	276,378
	1-16-18	--	--	--	--	5,377	5,377	138,189
Nigel Stansfield*	1-16-18	68,789	275,155	412,732	2,861	11,442	22,884	294,059
	1-16-18	--	--	--	--	5,721	5,721	147,030

*	Estimated potential payments under Non-Equity Incentive Plan Awards for Messrs. Coombs and Stansfield are converted into U.S. dollars based on the exchange rate as of the end of fiscal year 2018.

(1)

The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards potentially earned for fiscal 2018 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan. The total bonus opportunity under the Executive Bonus Plan (expressed as a percentage of 2018 base salary) was 150% for Mr. Gould, 90% for Messrs. Hausmann, Miller and Coombs, and 60% for Mr. Scales. Up to 150% of the bonus opportunity may be earned for maximum achievement. Certain additional material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)

The amounts reflected in column (g) represent the number of shares of restricted stock and performance shares granted to the executives in 2018 under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards. These shares of restricted stock and performance shares are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

(3)

The amounts reflected in column (l) represent the dollar value of restricted stock and performance shares awarded to the executives, calculated by multiplying the number of shares (assuming target payout) awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards outstanding and held by the Company’s Named Executive Officers as of the end of fiscal year 2018.

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Jay D. Gould	--	--	--	--	--	97,322	1,383,919	167,156	2,376,958

Bruce A. Hausmann	--	--	--	--	--	41,819	594,666	32,049	455,737

Matthew J. Miller	--	--	--	--	--	28,457	404,659	49,359	701,885

Robert A. Coombs	--	--	--	--	--	27,466	390,567	48,138	684,522

J. Chadwick Scales	--	--	--	--	--	0	0	11,064	157,330

Nigel Stansfield	--	--	--	--	--	20,020	284,684	34,543	491,201

______

(1)

Restricted stock awards that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. The restricted stock vesting dates for each Named Executive Officer range from 2019-2021.

(2)

The market value referenced above is based on the closing price of $14.22 per share of the Company’s Common Stock on December 28, 2018 (the last trading day of the Company’s 2018 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2018

The following table provides information about the number and corresponding value realized during 2018 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock and performance shares for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Jay D. Gould	--	--	39,269	928,712
Bruce A. Hausmann	--	--	21,865	531,401
Matthew J. Miller	--	--	10,786	255,089
Robert A. Coombs	--	--	9,706	229,547
J. Chadwick Scales(2)	--	--	36,631	671,784
Nigel Stansfield	--	--	7,853	185,723

(1)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

(2)	For Mr. Scales, includes 26,432 shares that vested pursuant to his separation agreement.

2018 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)

Jay D. Gould	74,460	39,665	(19,616)	--	314,657

Bruce A. Hausmann	26,286	--	(2,208)	--	24,078

Matthew J. Miller	26,181	9,704	(9,142)	--	91,761

Robert A. Coombs	--	--	--	--	--

J. Chadwick Scales	31,858	14,992	(4,118)	--	66,723

Nigel Stansfield	--	--	--	--	--

(1)

The Company maintains the Nonqualified Plan for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including each of the Named Executive Officers. As with the Company’s 401(k) Plan, the Named Executive Officers are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts may or may not appreciate, and may even depreciate, depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established an irrevocable grantor (“rabbi”) trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)

The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2018 (including contributions in 2018 with respect to compensation deferrals in 2017).

(3)

The amounts reported in column (d) were not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

CEO Pay Ratio

As required by SEC rules, we are disclosing the median of the annual total compensation of all employees of Interface (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The Company reviewed its global employee population as of December 30, 2018, to prepare the analysis. As of December 30, 2018, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 3,099 individuals, with 49% of these individuals located in the United States. The median employee was selected using data for the following elements of compensation: salary, equity awards, incentive compensation, and non-equity incentive compensation, over a trailing 12-month period from payroll records.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

For 2018, the median employee’s annual total compensation was $55,137, and the total annual compensation of our CEO was $5,101,667. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2018 was 93:1. The median employee was located in the United States.

We have excluded 1,194 employees of nora Holding GmbH and its affiliates, which were acquired during 2018 in a transaction that closed on August 7, 2018. The only other adjustment made by the Company was using the average exchange rate for December 30, 2018 to convert international total compensation. There were no other adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine total annual compensation.

2018 Director Compensation

The following table provides information about the compensation paid to the Company’s directors in 2018 (excluding Mr. Gould, who is a Named Executive Officer and does not receive additional compensation for Board or Committee service and whose compensation is presented in the Summary Compensation Table included above).

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)

John P. Burke	85,000	80,004	--	--	--	1,381	166,385

Andrew B. Cogan	90,000	80,004	--	--	--	1,381	171,385

Daniel T. Hendrix	240,000	--	--	--	399,490	106,978(4)	746,468

Christopher G. Kennedy	101,250	80,004	--	--	--	1,381	182,635

Catherine M. Kilbane	21,250	39,999	--	--		236	61,485

K. David Kohler	85,000	80,004	--	--	--	1,381	166,385

Erin A. Matts	82,500	80,004	--	--	--	1,381	163,885

James B. Miller, Jr.	85,000	80,004	--	--	--	1,381	166,385

Sheryl D. Palmer	92,500	80,004	--	--	--	1,381	173,885

(1)

For fiscal year 2018, the Company’s non-employee directors (“outside directors”) were paid an annual director’s fee of $80,000. Outside directors who serve on the Audit Committee, the Compensation Committee and the Nominating & Governance Committee were paid an additional $5,000 per year, except that the respective Chairpersons of the Audit Committee, Compensation Committee and Nominating & Governance Committee were paid an additional $10,000 per year (rather than $5,000). In addition, the lead independent director of the Board was paid an incremental $10,000 per year. Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

(2)

The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2018, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2018, each of the directors listed in the table received an award of 3,113 shares of restricted stock having a grant date fair value of $25.70 per share (except for Ms. Kilbane, who was elected to the Board in July 2018 and received an award of 1,814 shares of restricted stock having a grant date fair value of $22.05 per share). As of December 30, 2018, each of these directors held an aggregate of 5,312 shares of restricted stock that had not vested, except that Ms. Kilbane held 1,814 shares of restricted stock that had not vested. No stock options were granted to directors in 2018 or in the past several years. As of December 30, 2018, Mr. Kennedy held 5,000 outstanding options, and the other directors held no stock options.

(3)

In 2018, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.065 per share in each quarter. The amounts in this column reflect dividends on the restricted shares of each director in 2018.

(4)  Mr. Hendrix, who served as non-executive Chairman of the Board, remained an employee of the Company in 2018.

The Company maintains a defined benefit Salary Continuation Agreement with Mr. Hendrix dated as of January 1, 2008 (although earlier versions of the agreement date back to 1998). The amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column relates to Mr. Hendrix’s accumulated benefit thereunder. In 2018, Mr. Hendrix drew payments under his Salary Continuation Agreement totaling $832,752. The amount in column (f) reflects the reduction in the actuarial present value of his salary continuation benefits (a reduction of $433,262), plus the salary continuation payments of $832,752, for a net increase of $399,490.

The Company also is a party to a split dollar insurance agreement (the “Hendrix Split Dollar Agreement”) with Mr. Hendrix. Pursuant to the Hendrix Split Dollar Agreement, Mr. Hendrix has obtained an insurance policy on his life, and the Company pays the premiums on such policy as an additional employment benefit for Mr. Hendrix. The annual premium is $72,032. Mr. Hendrix is the owner of the policy, and has assigned to the Company a portion of the death benefit that is equal to the greater of (i) the total amount of the unreimbursed premiums paid by the Company with respect to the policy, or (ii) the death benefit under the policy in excess of $2,000,000. The Company’s portion totaled $2,973,664 as of December 30, 2018. The balance of the death benefits ($2,000,000) will be payable to the beneficiaries of the policy designated by Mr. Hendrix.

The amount reported in column (g) for Mr. Hendrix reflects the incremental cost to the Company of all perquisites and other personal benefits, and is comprised of $72,032 for the Hendrix Split Dollar Agreement insurance premium, $19,010 for Company contributions to retirement plans, $11,190 for dividends on restricted stock awards, $2,847 for life and long-term care insurance premiums, and $1,899 for a Company provided cellular telephone.

For 2019, Director compensation will be changing in the following ways: (1) increasing the Directors’ annual equity grant value from approximately $80,000 to approximately $100,000; (2) increasing committee chair annual retainers from $10,000 to $15,000 and committee member annual retainers from $5,000 to $7,500; and (3) increasing the Lead Independent Director’s annual cash retainer from $10,000 to $15,000.  The directors’ annual cash retainer will remain at $80,000 for 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of December 30, 2018.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan(2)	42,500(3)	$9.56	1,989,947(3)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.
(2)	Each share issued under the Omnibus Stock Plan pursuant to an award other than a stock option will reduce the number of remaining shares available by 1.33 shares.
(3)

Assumes target level achievement of 759,506 unearned and unvested performance shares outstanding as of December 30, 2018. If maximum level achievement of these unearned and unvested performance shares were to be achieved, the number of shares remaining available for future issuance as of December 30, 2018, would have been 979,804.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

Employment and Change in Control Agreements

Jay D. Gould and Robert A. Coombs

The Company has Mr. Gould (and had with Mr. Coombs prior to his retirement in January 2019) employment and change in control agreements, which generally describe the benefits payable at, following, or in connection with various termination scenarios. Each employment and change in control agreement is (or, for Mr. Coombs, was) for a rolling two-year term, such that the remaining term is always two years (until (i) for Mr. Gould, a specified retirement age, or (ii) for Mr. Coombs, notice from the Company that ceases the rolling renewal). The Company may terminate either of the agreements at any time, with or without cause, and each executive may voluntarily terminate his respective employment upon 90 days notice. The agreements provide for certain benefits in the event of various termination scenarios, including termination without cause, termination with cause, voluntary retirement or resignation, termination due to death or disability, and termination in connection with a “change in control” (as defined in the agreements) of the Company. Each agreement also contains provisions placing restrictions on the executive’s ability to compete with the Company for a period of two years following the termination of his employment. The agreements do not contain any tax “gross up” provisions.

In the event that either Mr. Gould or Mr. Coombs (i) retired or voluntarily resigned, (ii) died or was terminated in connection with a disability, (iii) was terminated by the Company (x) with “cause”, (y) without “cause” or (z) experienced certain terminations (without cause) in connection with a “change in control” (as applicable, and as such terms are defined in their respective agreements) on December 28, 2018 (the last business day of fiscal year 2018), he would have been entitled to receive the following types of payments and benefits, and would have been subject to the various restrictive covenants, described below.

Upon Retirement or Voluntary Resignation:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary through the effective date of retirement or resignation.
Bonus

Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of retirement or resignation (e.g., a June 30 retirement or resignation would entitle executive to 50% of the bonus otherwise payable).

Equity Awards	Executive would forfeit any unvested restricted stock and performance share awards.
Other Employee Retirement Plans	No additional benefit beyond those to which the executive normally would be entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive normally would be entitled under the terms of the respective medical and/or insurance plans.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following retirement or resignation.

Upon Death/Disability:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary through the date of termination due to death/disability.
Bonus

Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of termination due to death/disability (e.g., a June 30 termination due to death/disability would entitle executive to 50% of the bonus otherwise payable).

Equity Awards	Executive would immediately vest in a percentage of all unvested restricted stock and performance share awards, as specified in the applicable award agreement(s).
Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following any termination due to disability.

Upon Termination With “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary through the effective date of termination.
Bonus	No benefit. .
Equity Awards	Executive would forfeit any unvested restricted stock and performance share awards.
Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Upon Termination Without “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary for two years.
Bonus

Executive would be entitled to receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (excluding special incentive plan bonuses) received by the executive during the two years prior to the effective termination date.

Equity Awards

Executive would immediately vest in a percentage of all unvested restricted stock and 2016 performance share awards, as specified in the applicable award agreement(s). For 2017 and 2018 performance share awards, executive would retain a percentage of the unearned and unvested award, subject to potential future vesting based on the performance criteria.

Other Employee Retirement Plans

Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan (or, for Mr. Coombs, statutory superannuation contributions) for the two-year period following termination.

Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years, with the Company paying the associated premiums.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Upon Termination Following “Change in Control”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary in its then-current amount for two years. Such amount would be paid in a lump sum within 30 days after separation from service.
Bonus

Executive would receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (including any special incentive plan bonuses) received by the executive during the two years prior to the effective termination date. Such amount would be paid in a lump sum within 30 days after separation from service.

Equity Awards	Executive would immediately vest in all unvested restricted stock and performance share awards.
Other Employee Retirement Plans

Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan (or, for Mr. Coombs, statutory superannuation contributions) for the two-year period following termination.

Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years with the Company paying the associated premiums.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Bruce A. Hausmann

Mr. Hausmann does not have an employment agreement. In the event of a termination, he would be entitled to receive only those benefits outlined in (i) his employment offer letter, (ii) the Company’s policies (including, without limitation, severance and benefits) applicable to similarly situated employees in the U.S., and (iii) the terms of his individual equity award agreements in effect at the time. Mr. Hausmann’s employment offer letter generally requires that, in the event of a termination by the Company without cause, he is entitled to receive 12 months of his then-current base salary, as well as 12 months of cash bonus (based on the average cash bonus paid to him in the preceding two years).

Matthew J. Miller

The Company has entered into a Severance Protection and Change in Control Agreement with Mr. Miller that provides for certain severance benefits if Mr. Miller's employment is terminated involuntarily under certain circumstances.  In general, those benefits are: (1) In the event of a termination without cause, severance benefits of 12 months continued base salary payments, a prorated annual bonus based on the date of termination, and continued health insurance benefits at the employee's regular rate for 12 months; and (2) In the event of an involuntary separation from service or a separation from service for good reason within 24 months following a "change in control" (as defined in the Agreement), severance benefits equal to 24 months of base salary payments (payable in a lump sum), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the employee's regular rate for 12 months. The agreement also contains provisions placing restrictions on Mr. Miller's ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

Separation Agreement with J. Chadwick Scales

The Company and Mr. Scales entered into a separation agreement in connection with Mr. Scales’ separation from the Company, effective October 5, 2018. Under the separation agreement, as reflected in the table below, Mr. Scales was entitled to receive $562,178 (an amount equaling 12 months of salary and the average of the bonuses in the prior two fiscal years), less applicable taxes and other authorized deductions, paid semi-monthly over a 12 month period, as well as any accrued but unused vacation time. In addition, 14,766 shares of restricted stock and 11,666 performance shares vested upon separation, and 11,064 performance shares will remain eligible to vest based on the Company’s actual performance in accordance with the applicable award agreements. Mr. Scales executed a release of claims pursuant to the terms of the Separation Agreement, and Mr. Scales agreed to comply with certain confidentiality and non-disparagement covenants.

Nigel Stansfield

The Company has entered into an employment contract with Mr. Stansfield that provides for certain benefits if Mr. Stansfield’s employment is terminated involuntarily. The Company may terminate the employment contract for any reason by providing Mr. Stansfield 12 months’ notice (or may terminate immediately for cause). During the 12-month notice period, the Company may require Mr. Stansfield to continue performing his duties, or may place him on “garden leave” during the 12 months termination notice period. Alternatively, the Company may elect to terminate his employment immediately and pay him the equivalent of his salary and benefits for such 12-month period. The agreement also contains provisions restricting Mr. Stansfield’s from competing with the Company for a period of 6 months or solicit the Company’s customers or employees for a period of 12 months following termination of employment.

 Payments to Named Executive Officers Upon Termination or Change in Control

The following tables summarize the benefits payable to each of the Named Executive Officers under his employment agreement (or other agreements or arrangements described above) in effect on December 28, 2018 (the last business day of the Company’s 2018 fiscal year). The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 28, 2018, and that the fair market value of the Company’s Common Stock was $14.22 per share (except for Mr. Scales, for whom amounts are reflected as of October 5, 2018, the date of his actual separation from the Company).

Jay D. Gould

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	1,854,000	1,854,000
Bonus	1,514,508	1,514,508	--	3,414,785	3,414,785
Equity awards(2)	--	1,529,892	--	1,529,892	4,151,757

Benefits and Perquisites:
Retirement plans(3)	--	--	--	16,500	16,500
Health, life and other insurance(4)	--	--	--	44,707	44,707

Bruce A. Hausmann

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	432,600	432,600
Bonus	--	--	--	226,441	226,441
Equity awards(2)	--	460,785	--	460,785	845,905

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Matthew J. Miller

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	424,360	848,720
Bonus	--	--	--	345,534	345,534
Equity awards(2)	--	493,865	--	493,865	1,128,656

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Robert A. Coombs

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	767,756	767,756
Bonus	201,472	201,472	--	1,151,879	1,151,879
Equity awards(2)	--	543,019	--	543,019	1,171,700

Benefits and Perquisites:
Retirement plans(3)	--	--	--	117,034	117,034
Health, life and other insurance(4)	--	--	--	--	--

J. Chadwick Scales

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	360,500	--
Bonus	--	--	--	201,678	--
Equity awards(2)	--	--	--	430,577	--

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Nigel Stansfield

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	361,070	361,070
Bonus	--	--	--	371,078	371,078
Equity awards(2)	--	363,511	--	363,511	854,053

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

(1)

The Company does not utilize a “single trigger” concept for severance payments in its Employment and Change in Control Agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, for severance benefits to be payable, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a subsequent termination (as described immediately above) occurred as of December 28, 2018. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)	These amounts assume each Named Executive Officer sold all newly vested shares of restricted stock and performance shares immediately upon termination of employment.

(3)

The amounts noted represent payments required to be made by the Company to each executive in lieu of 401(k) Plan matching contributions, following termination, and assume each executive maintained the maximum level of contribution to the 401(k) Plan (or, for Mr. Coombs, a defined contribution plan in Australia) as in effect on the date of termination.

(4)

These amounts represent premiums paid by the Company on behalf of each Named Executive Officer following termination, and assume each Named Executive Officer chose to maintain his current coverages under the various medical and/or insurance plans in which he was a participant.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 3)

Information Concerning the Company’s Accountants

BDO USA, LLP (“BDO USA”) acted as the Company’s independent auditor during the past fiscal year. The Audit Committee has again appointed BDO USA to act as the independent auditor of the Company for fiscal year 2019. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time. BDO USA has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO USA is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees for professional audit and other services provided by BDO USA to the Company for fiscal years 2018 and 2017.

	2018	2017
Audit Fees[1]	$2,291,000	$1,659,000
Audit-Related Fees[2]	25,000	22,000
Tax Fees[3]	70,000	59,000
All Other Fees[4]	--	--
Total	$2,386,000	$1,740,000

(1)

“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided by BDO USA in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)

“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. None of the services rendered by the independent auditors under the categories “Audit-Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2019.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2019 is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on the Company’s website, https://investors.interface.com/investor-relations/default.aspx.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent auditors, BDO USA, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent accountants also are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO USA. In addition, the Audit Committee has discussed with BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, “Communications with Audit Committees,” as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from BDO USA required by applicable Public Company Accounting Oversight Board rules regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 3 under the caption “Ratification of Appointment of Independent Auditors – Audit and Non-Audit Fees” by BDO USA is compatible with maintaining BDO USA’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each of Ms. Palmer and Mr. Miller does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2018 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Sheryl D. Palmer (Chair)
Catherine M. Kilbane
James B. Miller, Jr.

OTHER INFORMATION:

GENERAL MEETING INFORMATION

The Board of Directors of Interface, Inc. is furnishing this Proxy Statement to solicit Proxies for the Company’s common stock, $0.10 par value per share (“Common Stock”) to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 11:00 a.m. Eastern Time on May 13, 2019. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be sent or given to shareholders on or about April 3, 2019.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 8, 2019. On that date, the Company had outstanding and entitled to vote 60,008,463 shares of Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving, on an advisory basis, executive compensation, and (iii) for the ratification of the appointment of BDO USA, LLP as independent auditors for 2019. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain matters without instructions from their customer, such customer has not provided any voting instructions on the matter and the broker or other nominee returns a Proxy (or otherwise informs the transfer agent) that they are not voting on the matter for the foregoing reasons. Neither broker non-votes nor abstentions will affect the outcome of the vote on any matter expected to be voted upon at the annual meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson LLC, a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance is expected to be $8,000 (plus expenses).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may (i) obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or on terms comparable to those provided by other, unrelated parties, or (ii) provide products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with the Company, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

A subsidiary of the Company employs John Hendrix, the son of Company non-executive Chairman Dan Hendrix, as its Global CRM Analyst. In 2018, John Hendrix earned salary and bonus of $124,541, and participated in certain of the Company’s benefit programs generally available to employees in the U.S. Mr. Hendrix plays no part in the determination of John Hendrix’s compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 2018 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were met.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2020 annual meeting must be received by the Company no later than December 4, 2019, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting. In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2020 annual meeting, including in the case of a nominee for director, must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 12, 2020.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, GA 30309

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interface.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. One Board member attended the 2018 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements, including, without limitation, statements about Interface’s plans, strategies and prospects and the information set forth in the section titled “Our Growth and Value Creation Strategy”. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond the Company’s control, that could cause actual results to differ materially from management’s expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, filed with the Securities and Exchange Commission, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary
April 2, 2019

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes, as additional information for investors, the Company’s adjusted earnings per share, adjusted operating income, adjusted gross profit, adjusted earnings before interest taxes, depreciation and amortization (“EBITDA”), organic sales, and net debt, as well as comparative information between periods for each. It also includes pro forma information regarding the Company and the nora business it acquired in 2018. These measures are not in accordance with financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, GAAP financial measures.

Adjusted earnings, income and gross profit measures exclude: (1) restructuring and asset impairment charges; and (2) effects from the enactment of the federal Tax Cuts and Jobs Act in December 2017 (the “Tax Act”); and (3) the effects of purchase accounting and transaction related expenses in connection with the Company’s acquisition of nora systems. Adjusted gross profit margin excludes purchase accounting amortization and transaction related expenses in connection with the Company’s acquisition of nora systems. Adjusted EBITDA is GAAP net income excluding interest expense, taxes on income, depreciation and amortization, debt retirement expenses, restructuring and asset impairment charges, stock compensation amortization, and nora transaction related expenses such as purchase accounting amortization, transaction, and transaction-related other expenses.

Organic sales and organic sales growth exclude: (1) foreign currency fluctuations; (2) sales of the acquired nora business; and (3) sales from the Company’s exited FLOR specialty retail stores.

The Company excludes the FLOR specialty retail stores and the Tax Act from adjusted income measures because it believes these events are unique and/or one-time events and do not arise from or constitute normal ongoing operations. Similarly, since the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations.

In addition, since FLOR specialty retail sales will not be a material part of sales, the Company believes presenting organic sale information without historical FLOR specialty retail sales presents meaningful additional information on core ongoing operations. Finally, the Company believes presenting sales information absent the effects of foreign currency exchange rate fluctuations and the nora acquisition facilitates comparison of the Company’s operational performance between periods.

Since the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations. The Company generally believes reporting its adjusted results helps investors’ understanding of historical operating trends, because it facilitates comparison to prior periods during which unique events affecting more recent results may not have occurred.  The Company also believes that adjusted results provide supplemental information for comparisons to other companies which may not have experienced the same events underlying the adjustments.  Furthermore, the Company uses adjusted results internally as supplemental information to evaluate its own performance, for planning purposes and in connection with its compensation programs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following tables (see next page).

Interface® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 13, 2019.

Online
Go to **www.envisionreports.com/TILE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TILE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John P. Burke	☐	☐	02 - Andrew B. Cogan	☐	☐	03 - Jay D. Gould	☐	☐
04 - Daniel T. Hendrix	☐	☐	05 - Christopher G. Kennedy	☐	☐	06 - Catherine M. Kilbane	☐	☐
07 - K. David Kohler	☐	☐	08 - James B. Miller, Jr.	☐	☐	09 - Sheryl D. Palmer	☐	☐

	For	Against	Abstain
2. Approval of executive compensation.	☐	☐	☐
3. Ratification of the appointment of BDO USA, LLP as independent auditors for 2019.	☐	☐	☐

4. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

03159A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/TILE

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TILE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Interface, Inc.

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Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2019

Daniel T. Hendrix and Jay D. Gould, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 13, 2019, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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